UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2014

Health Insurance Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35811	46-1282634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15438 N. Florida Avenue, Suite 201 Tampa, Florida	33613
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 376-5831

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 2, 2014, the Board of Directors of Health Insurance Innovations, Inc. (the “Company”) approved a compensation plan for non-employee directors to be effective January 1, 2015 (the “Plan”). Under the Plan, each non-employee director will receive a mix of cash and equity compensation for service on the Board and Board committees.

Under the Plan, each non-employee director of the Company will receive an annual cash fee equal to $30,000. Directors will also receive additional annual cash compensation for Board committee service, as follows: Audit Committee members— $5,000 ($15,000 for chair); Compensation Committee members— $3,000 ($10,000 for chair); Nominating and Corporate Governance Committee members— $1,500 ($5,000 for chair); and Acquisition Committee members— $1,500. In addition, the Company’s Lead Independent Director will receive an additional annual cash fee of $10,000 for serving as Lead Independent Director. Cash fees under the Plan will be paid quarterly in advance.

The Plan also provides for a one-time grant of 20,000 stock appreciation rights upon a director joining the Board, as well as an annual grant to each non-employee director, made on the date of the Company’s annual stockholders meeting, of restricted shares having an aggregate value $45,000. The stock appreciation rights and restricted shares will be granted under the Company’s Long Term Incentive Plan and will be made in accordance with such plan, and such grants will be contingent on the Company seeking and obtaining approval for an increase in the number of shares available under the Long Term Incentive Plan at the Company’s next annual stockholders meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael A. Petrizzo

	Name:	Michael A. Petrizzo

	Title:	Executive Vice President , General Counsel, and Secretary

Date: December 8, 2014